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The Quantum Group Announces Exclusive Screening of New PWeR™ System

Screening scheduled for Friday, August 1, 2008 at 10 AM

WELLINGTON, Fla. (July 29, 2008) – The Quantum Group (AMEX: QGP) (www.QuantumMD.com) has announced that pursuant to the successful launch of the PWeR™ system at the Caridad Center, Palm Beach County’s largest free clinic, last week, the Company will be hosting an exclusive screening of the enterprise healthcare system.  The screening is scheduled to follow the Quantum Annual Shareholder Meeting in Orlando, Florida on Friday, August 1, 2008 at 10:00 AM EDT.

Noel J. Guillama, President & CEO of The Quantum Group, commented, “The PWeR system has been met with great acceptance and excitement.  Based on this positive response and numerous requests to preview the system, we have scheduled a screening to follow our Annual Shareholder Meeting.  The shareholder meeting is being held at the same location as the Florida Medical Association’s (FMA) Annual Expo.  Together with our shareholders, Renaissance affiliated providers are invited to attend this screening as are the anticipated 1,000 FMA physician attendees of the FMA Expo.”

Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer, has led the development and launch of the PWeR system.  Martinez will be conducting the 10:00 AM screening of the system and will hold a question and answer session following the demonstration.  Martinez stated, “The common location of our Annual Shareholder Meeting and the FMA expo provides a great opportunity for Quantum to demonstrate the unique capabilities of the PWeR system and the impact it can have in increasing operating efficiencies within the healthcare sector.  Enhancing the quality of patient care is the priority of every healthcare provider and we are pleased to bring new technology to the Florida healthcare industry to help meet their primary goals.   We look forward to showing our shareholders the result of their continued support and confidence in Quantum.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to execute additional contracts with payers, to expand the CHS network, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements.  There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

Or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800